SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                    FORM 8-K

                                 CURRENT REPORT

                Pursuant to Section 13 or 15(d) of THE SECURITIES
                              EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): June 15, 1999
                                                           -------------

                           GEOTEK COMMUNICATIONS, INC.
               --------------------------------------------------
               (Exact name of registrant as specified in charter)

         Delaware                       0-17581                   22-2358635
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(State of other jurisdiction     (Commission File Number)      (IRS Employer
  of incorporation)                                          Identification No.)


102 Chestnut Ridge Road, Montvale, New Jersey                        07645
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(Address of principal executive offices)                          (Zip Code)


         Registrant's telephone number, including area code 201-930-9305
                                                            ------------


                                       N/A
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          (Former name or former address, if changed since last report)

Item 5.           Other Events

         As previously reported by Geotek Communications, Inc. (the "Company"), on February 12, 1999 the Company agreed to sell all of its 191 900 MHz licenses to Nextel Communications, Inc. for a purchase price of $150 million, subject to Bankruptcy Court and regulatory approvals.

         On June 15, 1999, Nextel sent a letter to the Company indicating that Nextel had determined not to continue its efforts to obtain regulatory approvals allowing Nextel to acquire certain of Geotek's FCC Licenses located in cities subject to a Consent Decree between Nextel and the United States of America ("Phase II Licenses"). The Phase II Licenses were to be sold to Nextel for $130,839,000 (in cash or Nextel common stock) of the $150 million total purchase price. To date, the Agreement has not been terminated. If the Agreement is terminated as to the Phase II Licenses, then, pursuant to the Debtors' Second Amended Consolidated Plan of Liquidation dated as of May 21, 1999 (the "Plan"), the unsecured creditors of Geotek shall not receive or retain any property under the Plan.

         Pursuant to the Plan, the Debtors' Preferred Stock and Common Stock will be canceled upon the effective date of the Plan. The holders of Debtors' Preferred Stock and Common Stock will not receive or retain any property under the Plan.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                     GEOTEK COMMUNICATIONS, INC.


Date:   July 1, 1999                                By:   /s/ Anne E. Eisele
        ------------                                      ---------------------
                                                   Name:      Anne E. Eisele
                                                   Title      President and CFO